Exhibit 10.3

[_]	Participant’s Copy
[_]	Company’s Copy

Capital Automotive Group
Second Amended and Restated 1998 Equity Incentive Plan
Restricted Share Agreement

To                                       :

Under the Capital Automotive Group Second Amended and Restated 1998 Equity Incentive Plan (the “Plan”), Capital Automotive REIT (the “Company”) has granted you (the “Grants”) the number of common shares of beneficial interest (the “Shares”) set forth on Schedule I to this Agreement, subject to your payment of the sum of the par value of such Shares (equal to 1 cent per Share times the number of Shares) and also subject to certain restrictions specified below in Restrictions and Forfeiture. (While subject to the Restrictions, this Agreement refers to the Shares as “Restricted Shares”.) Each Date of Grant is set forth on Schedule I.

The Restricted Shares are subject in all respects to the applicable provisions of the Plan. By signing this Agreement (the “Agreement”), you acknowledge receiving a copy of the Plan. This Agreement amends and restates any and all prior (i) Performance Accelerated Restricted Share Agreements, and (ii) Amended and Restated Restricted Share Agreements by and between the Company and participant. This Agreement incorporates the Plan by reference and specifies other applicable terms and conditions. All terms not defined by this Agreement have the meanings given in the Plan. The Executive Compensation Committee (the "Administrator”) of the Company’s Board of Trustees (the “Board”) may adjust the number of Shares from time to time under the Plan.

In addition to the terms, conditions, and restrictions set forth in the Plan, the following terms, conditions, and restrictions apply to the Restricted Shares:

Restrictions and Forfeiture	You may not sell, assign, pledge, encumber, or otherwise transfer any interest in the Restricted Shares until the dates set forth in the Vesting Schedule in Schedule I, at which point the Restricted Shares will be referred to as “Vested.”

Unless the Administrator determines otherwise at any time, if your employment with the Company terminates for any reason before the Restricted Shares are Vested, then your un-Vested Restricted Shares will be forfeited. The forfeited Restricted Shares will then immediately revert to the Company. You will receive no payment for Restricted Shares that you forfeit.

Vesting Schedule	Assuming you remain an employee of the Company, all Restrictions will lapse on the Restricted Shares on the Vesting date or Vesting dates set forth in Schedule I for the applicable grant of Restricted Shares and they will become Vested, and you will be able, subject to normal securities limitations, to sell the Shares. The Final Vesting Date will not change based upon the Company meeting or failing to meet performance targets.

Limited Status	You understand and agree that you will not be deemed for any purpose to be a shareholder of the Company (other than as the next paragraph states) with respect to any of the Restricted Shares unless and until they have been issued to you and they become Vested.

Dividend Equivalents and Voting	The Company will pay you additional compensation when it pays dividends with respect to its Shares. Under this additional compensation, you will receive the same amount, reduced by withholding, as though you had owned the Restricted Shares and received dividends on those Shares. You will receive dividend equivalents only with respect to record dates that follow the Date of Grant. You will not receive dividend equivalents if you have made a dividend reinvestment election (in the manner specified by the Administrator) instead. You will not receive dividend equivalents on any Restricted Shares after you forfeit them. You will not have any voting rights on any Restricted Shares.

Ownership	The Company will retain the Restricted Shares until the Shares become Vested. After becoming Vested, the Company will transfer the Shares to you, either in book entry form or by share certificates. You will not receive the Shares until the following conditions have been satisfied:

a.	completing or amending any registration or qualification of the Shares or satisfying any exemption from registration under any Federal or state law, rule, or regulation;

b.	complying with any requests for representations under the Plan; and

c.	complying with any federal, state or local tax withholding obligations.

Tax Withholding	Unless you make an 83(b) election (using Exhibit A to this Agreement or another comparable form, within 30 days of the Date of Grant) and pay taxes in accordance with that election, you will be taxed on the Shares as they become Vested and must arrange to pay the taxes on this income. Arrangements for paying the taxes may include your surrendering Shares

[Name of Participant]

of beneficial interest that otherwise would be released to you upon becoming Vested or your surrendering Shares that you already own. The fair market value of the Shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

REIT Restrictions	The Administrator may delay or prohibit release of the Shares to you if such release would adversely affect the Company’s status under the Internal Revenue Code as a real estate investment trust or would result in your owning Shares in violation of the restrictions on ownership and transfer of Shares provided in the Company’s Declaration of Trust.

Representations	If, at the time the Company should issue you Shares, no current registration statement under the Securities Act of 1933 (the “Act”) covers such issuance, you must, before the Company will issue such Shares to you:

a.	represent to the Company, in form satisfactory to the Company’s counsel, that you are receiving the Shares for your own account and not with a view to reselling or distributing the Shares; and

b.	agree that you may not sell, transfer, or otherwise dispose of the Shares issued to you under the Agreement unless:

i.	a registration statement under the Act is effective at the time of disposition with respect to the Shares sold, transferred, or otherwise disposed of; or

ii.	the Company has received an opinion of counsel or other information and representations satisfactory to it to the effect that registration under the Act is not required by reason of Rule 144 under the Act or otherwise.

Capital Changes	If any change is made in the Shares, without the Company’s receiving consideration (through merger, consolidation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, share split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving the Company’s receipt of consideration but excluding the conversion of any convertible securities), the Board will adjust the Restricted Shares as to the class(es) and number of Shares and price per Share of securities subject to the Agreement, with the Board’s adjustments being final, binding, and conclusive.

[Name of Participant]

Additional Restriction	You will not receive the Shares if issuing the Shares would violate any applicable federal or state securities laws or other laws or regulations.

No Effect on Employment	Nothing in this Agreement restricts the right of the Company or any of its affiliates to terminate your employment at any time, with or without cause. The termination of employment, whether by the Company or any of its affiliates or otherwise, and regardless of the reason therefor, has the consequences provided for under the Plan and any applicable employment or severance agreement.

No Effect on Corporate Authority	You understand and agree that the existence of this Agreement will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the common shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

Governing Law	The laws of the State of Maryland will govern all matters relating to this Agreement, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must be in writing and either hand-delivered or mailed to the office of the Secretary of the Company (or to the Chair of the Administrator if you are then serving as Secretary). If mailed, it should be addressed to the Secretary (or the Chair of the Administrator) of the Company at the Company’s then corporate headquarters, unless the Company directs participants to send notices to another department in the Company or to a third party administrator or specifies another method of transmitting notice. The Company or other administrator will address any notices to you at your office or home address as reflected on the Company’s personnel records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to participants.

Conflicting Terms	Wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan will control.

[Name of Participant]

Capital Automotive REIT

Date:	By:
Thomas D. Eckert, President & CEO

ACKNOWLEDGMENT

     I acknowledge receipt of a copy of the Plan. I represent that I have read and am familiar with the Plan’s terms. By signing this Agreement and Schedule I, I accept the Grant subject to all of the terms and provisions of this Agreement and of the Plan under which it is granted, as the Plan may be amended in accordance with its terms. I agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator concerning any questions arising under the Plan with respect to the Grant.

Date:
Signature of Participant

No one may sell, transfer, or distribute the Restricted Shares described in this Agreement without an effective registration statement relating thereto or a satisfactory opinion of counsel satisfactory to the Company or other information and representations satisfactory to the Company that such registration is not required.

[Name of Participant]

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